Exhibit 99.1

       Boyd Bros. Transportation Reports First Quarter 2004 Results; Company Provides Update On Proposed Merger With BBT Acquisition Corporation

    CLAYTON, Ala.--(BUSINESS WIRE)--May 5, 2004--Boyd Bros. Transportation Inc. (NASDAQ/SmallCap: BOYD) today reported financial results for the first quarter ended March 31, 2004. For the quarter, the Company's operating revenues rose 6% to $34,617,390 from $32,577,476 in the year-earlier quarter. Pre-tax income for the first quarter was $647,633 compared with $6,850 in the same period last year. Net income for the first quarter of 2004 was $383,967 or $0.13 per diluted share compared with $4,185 or $0.00 per diluted share in the same quarter of 2003.
    The Company's higher operating revenues for the periods reported reflected increases within its Boyd division, which is structured primarily using company-owned drivers, and its WTI division, which operates primarily using owner-operators, both resulting from higher freight revenue and fuel surcharges compared with year-earlier amounts. For the Company, operating revenues included total fuel surcharges of $1,429,115 and $991,564 in the first quarter of 2004 and 2003, respectively. Revenue from the Company's logistics division also increased to $2,828,088 for the first quarter ended March 31, 2004, versus $2,738,900 in the year-earlier period.
    "We are pleased to announce continued momentum in our operations during the first quarter of 2004, as our top-line growth outpaced the cost pressures we saw in several areas, particularly for fuel and operating supplies," said Gail B. Cooper, President and Chief Executive Officer. "These results helped us achieve an improved operating ratio for the quarter and, combined with lower interest expense, produced solid earnings for the quarter - significantly ahead of prior-year results and continuing the stronger performance we witnessed in the final quarter of 2003. Despite this progress, we remain concerned about the potentially dampening effect that higher fuel costs may have on the general economy in the months ahead and the related impact on overall freight levels and our own profitability."
    Separately, the Company announced that a commitment for financing for the previously announced merger transaction between BBT Acquisition Corporation and the Company had been entered into by the parties. The commitment, which is subject to completion of the lender's due diligence and customary conditions, also provides for financing of the ongoing operations of the surviving corporation following the merger. BBT Acquisition is controlled by Dempsey Boyd, the founder of the Company, Gail B. Cooper, the President and Chief Executive Officer of the Company, Frances S. Boyd and Ginger B. Tibbs, and together they hold approximately 72% of the Company's outstanding common stock. The Agreement and Plan of Merger between BBT Acquisition and the Company provides for the merger of BBT Acquisition into the Company with the Boyd family owning all of the stock in the surviving corporation and each stockholder of the Company (other than BBT Acquisition and the Boyd family) receiving $7.00 in cash for each share of Company common stock owned at the time of the merger.
    The Company also announced that it has signed an amendment to the merger agreement extending its termination date until June 30, 2004, from April 30, 2004. The transaction remains subject to the completion of financing arrangements, approval by a majority of the Company's stockholders, and certain other customary closing conditions.
    The announcement concerning the financing commitment and the amendment of the merger agreement described above is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of the Company. The Company intends to file and deliver all forms, proxy statements, notices and documents required under state and federal law with respect to the merger. The Company has filed preliminary proxy materials with the Securities and Exchange Commission for the special meeting of stockholders to be held to vote on the proposed merger. Upon satisfactory completion of the Commission's review and comment on the preliminary proxy materials, the Company will call a special meeting of its stockholders to vote on the merger and will file with the Commission and mail to the Company's stockholders definitive proxy materials. The definitive proxy materials will contain important information regarding the merger, including the recommendation of the Company's Board of Directors with respect to the merger. Stockholders are advised to read the definitive proxy materials, including the proxy statement and the merger agreement, before making any decisions regarding the merger. Copies of the definitive proxy materials, and any amendments or supplements thereto, will be available without charge on the Commission's website at www.sec.gov.
    The Company, Mr. Boyd, BBT Acquisition Corporation and the Company's executive officers and directors may be deemed to be participants in the solicitation of the stockholders of the Company with respect to the transactions contemplated by the merger agreement. Information concerning the direct or indirect interests of such executive officers or directors is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Commission on March 26, 2004 and will be contained in the proxy materials relating to the transaction. The Company's Annual Report on Form 10-K is available, free of charge, on the Commission's website at www.sec.gov.
    Boyd Bros. Transportation Inc. is one of the largest flatbed trucking companies in the United States. The Company provides transportation services to high-volume, time-sensitive customers, primarily in the steel and building materials industries, and operates throughout most of the continental United States. For more information about the Company, visit Boyd Bros. on the Internet at www.boydbros.com.
    With the exception of historical information, the matters discussed and statements made in this release constitute forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Specifically, this release contains forward-looking statements with respect to expectations regarding the freight business and the economy and results in future quarters and for the year. Whenever possible, the Company has identified these forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934) by words such as "anticipates," "may," "believes," "estimates," projects," "expects" and "intends" and words of similar import. Forward-looking statements contained in this release involve certain assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements. In particular, there can be no assurance that business conditions and the economy will improve, including the transportation and construction sectors in particular; that costs associated with increased insurance and claims costs, and liability claims for which the Company is self-insured will not have a material adverse affect on the Company; that the Company will be able to recruit and retain qualified drivers; that the Company will be able to control internal costs, particularly rising fuel costs that may or may not be passed on to the Company's customers; that departures and defaults by owner-operators will not have a material adverse affect on the Company; that the cost of complying with governmental regulations that are applicable to the Company will not have a material adverse affect on the Company; that the financing for the proposed merger transaction provided for in the referenced commitment letter will be consummated; or that the proposed merger of BBT Acquisition Corporation with and into the Company will be successfully completed. These assumptions, risks and uncertainties include, but are not limited to, those discussed or indicated in all documents filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2003. The Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


                    BOYD BROS. TRANSPORTATION INC.
              Unaudited Consolidated Statements of Income

                                              Three Months Ended
                                                   March 31,
                                         ----------------------------
                                             2004            2003
                                         ------------    ------------
Operating revenues                       $ 34,617,390    $ 32,577,476
  Operating expenses                       33,718,072      32,239,487
                                         ------------    ------------
Operating  income                             899,318         337,989
  Other expense                              (251,685)       (331,139)
                                         ------------    ------------
Income before provision for income
  taxes                                       647,633           6,850
  Provision for income taxes                  263,666           2,665
                                         ------------    ------------
Net income                               $    383,967    $      4,185
                                         ============    ============
Net income per share - basic             $       0.14    $       0.00
                                         ============    ============
Net income per share - diluted           $       0.13    $       0.00
                                         ============    ============
Weighted average shares outstanding:
  Basic                                     2,711,958       2,710,665
  Diluted                                   2,950,653       2,842,739


                    BOYD BROS. TRANSPORTATION INC.
                 Unaudited Consolidated Balance Sheets

                                                   March 31,
                                         ----------------------------
                                             2004            2003
                                         ------------    ------------
Current assets                           $ 19,316,590    $ 17,966,978
Property and equipment, net                52,070,929      53,127,937
Other assets                                9,202,884       9,946,491
                                         ------------    ------------
  Total assets                           $ 80,590,403    $ 81,041,406
                                         ============    ============

Current liabilities                      $ 22,664,242    $ 27,570,780
Long-term debt                             19,039,027      15,617,172
Deferred income taxes                      12,415,398      12,122,259
Stockholders' equity                       26,471,736      25,731,195
                                         ------------    ------------
  Total liabilities and stockholders'
    equity                               $ 80,590,403    $ 81,041,406
                                         ============    ============


    CONTACT: Boyd Bros. Transportation Inc., Clayton
             Richard C. Bailey, 334-775-1221